EXHIBIT 99.1

                            ADEPT COMPLETES SALE OF
                      ASSETS OF SILMA CIMSTATION INSPECTION

San Jose, Calif. - May 9, 2002 - Adept Technology, Inc. (Nasdaq: ADTK), a manufacturer of flexible automation for the telecommunications, fiber optic and semiconductor industries, today announced that it has completed the sale of certain assets related to the Cimstation Inspection portion of its Silma business to a wholly owned subsidiary of Metrologic Group SA. The assets were sold for a purchase price of $2 million cash, payable at closing, and additional contingent consideration based upon an earn-out and potential price adjustment over the next twelve months. Adept has retained, and will continue to develop, market and utilize the products and intellectual property of the Silma business that apply to precision parts assembly and facilitate designing for automation, Adept Digital Workcell and Production Pilot.

About Metrologic Group
Metrologic Group SA specializes in the design and manufacture of three-dimensional control software and electronics. Metrologic's online programming software for Coordinate Measuring Machines (CMM's) is used as a standard by major companies in the automotive, aerospace and other industries. With office in France, Germany, Italy and the USA, Metrologic offers complete CMM retrofits, calibration, onsite support, training and maintenance. Founded in 1980 in Grenoble, France, Metrologic is the world's largest independent CMM inspection software development company and its stock is traded on the European New Market (Metrologic Group SA, Euronext Code 7397). More information is available at www.metrologic.fr

About Adept Technology
Adept Technology designs, manufactures and markets factory automation components and systems for the fiber optic, telecommunications, semiconductor, automotive, food and durable goods industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and ultra precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, nanopositioners, machine controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, application software, and simulation software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

This press release contains certain forward-looking statements that involve a number of risks and uncertainties. Actual results could vary for a number of reasons, including but not limited to, the company's highly competitive industry; rapid technological change within the company's industry and general economic and business conditions. For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2001 and Adept's quarterly reports on Form 10-Qs for the quarters ended September 29, 2001 and December 29, 2001, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

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The Adept logo is a registered trademark of Adept Technology, Inc. Adept is a trademark of Adept Technology. All other trademarks are owned by their respective companies.

Contacts:
Maili Bergman
Investor Relations Director
408.434.5158 (voice)
408.434.5005 (fax)
maili.bergman@adept.com

Michael W. Overby
Chief Financial Officer
408.434.5112 (voice)
408.434.5005 (fax)